PRESS RELEASE

eMagin Named to Deloitte’s 2008 Technology Fast 500

Company Selected as One of the Fastest Growing Companies in North America

Bellevue, WA, December 30, 2008 — eMagin Corporation, a leader in OLED microdisplays and virtual imaging technology, today announced that it ranked number 284 on Deloitte’s prestigious Technology Fast 500, a ranking of the 500 fastest growing technology, media, telecommunications and life sciences companies in North America. Rankings are based on percentage of fiscal year revenue growth over five years, from 2003–2007. eMagin grew 581 percent during this period.

In addition, eMagin ranked 17 on the Washington State Technology Fast 50, which is a ranking of the 50 fastest growing technology firms in the state.

“I am extremely proud of the excellent team at eMagin,” said Andrew Sculley, eMagin’s chief executive officer. “Employee dedication, innovative technology, and customer loyalty lay the foundation for our continued growth and success into 2009 and beyond.”

"Deloitte’s Technology Fast 500 recognizes companies who have achieved extraordinary growth in North America’s most innovative and competitive market sectors,” said Phil Asmundson, Deloitte LLP vice chairman and national managing partner for Technology, Media and Telecommunications.  "We congratulate eMagin on this significant accomplishment."

Fast 500 Selection and Qualifying Criteria

The Fast 500 ranks the fastest growing technology, media, telecommunications and life sciences companies in North America. It is compiled from Deloitte’s regional North American Fast 50 programs, nominations submitted directly to the Fast 500, and public company database research. Companies are selected based on percentage revenue growth from 2003 to 2007.

Entrants must own proprietary intellectual property or proprietary technology that contributes to a significant portion of the company's operating revenues or devote a significant proportion of revenues to research and development of technology. Base-year operating revenues must be at least $50,000 USD, and current-year operating revenues must be at least $5 million.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. More information about eMagin and its products is available at www.emagin.com.

About Deloitte

As used in this document, “Deloitte” means Deloitte LLP. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte LLP and its subsidiaries.

Contacts:
Business and Media: Susan Jones, eMagin, 425-749-3600, sjones@emagin.com
Investors: Paul Campbell, eMagin, 425-749-3622, pcampbell@emagin.com